Exhibit 99.1

July 27, 2015

Franklin Financial Reports Earnings Growth; Declares Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,474,000 for the second quarter ended June 30, 2015. When compared to earnings of $2,319,000 for the second quarter of 2014, net income increased by 6.7%. Net income for the first six months of 2015 was $5,358,000 compared with $4,145,000 for the same period in 2014, an increase of 29.3%.

On a per share basis, diluted earnings were $0.58 for the quarter ended June 30, 2015 and $1.26 for the first six months of 2015, compared to $0.55 and $0.99 for the same periods in 2014.

“We expect the low interest rate environment to continue as well as intense competition for quality loans and additional regulatory costs.” said William E. Snell, President and CEO of F&M Trust. “Despite some of these challenges, we are encouraged by a number of positive trends including the strengthening of our commercial loan pipeline, growth in our fee-income lines of business and gradual improvement in the local economy.”

Total assets at June 30, 2015 were $1.028 billion, a 0.6% increase when compared with total assets of $1.022 billion at June 30, 2014. Total deposits and repurchase agreements increased 1.4% to $916 million, and net loans increased slightly to $723.8 million. The market value of trust assets under management was $598.1 million, a 2.6% increase over the second quarter of 2014.

Additionally, the Board of Directors of Franklin Financial Services Corporation declared a $.19 per share regular cash dividend for the third quarter of 2015. This compares to a $.17 per share regular cash dividend for the second quarter of 2014, representing an 11.8% increase. Total cash dividends paid during the first three quarters of 2015 will be $0.55 per share compared to $0.51 per share in 2014, an increase of 7.8%.

The regular quarterly cash dividend will be paid on August 26, 2015 to shareholders of record at the close of business on August 7, 2015.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.